Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mobia Medical, Inc. of our report dated March 11, 2026, except for the effects of the revision discussed in Note 3 to the financial statements, as to which the date is April 27, 2026, and except for the effects of the reverse stock split discussed in Note 3 to the financial statements, as to which the date is May 4, 2026, relating to the financial statements of Mobia Medical, Inc., which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-295160) of Mobia Medical, Inc.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
May 8, 2026
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